Exhibit 99.6(a)

MOMUMENTAL NATIONAL LIFE INSURANCE COMPANY OF NEW YORK

Consent to Action of Stockholders

Without a Meeting

The undersigned sole Stockholder of MONUMENTAL NATIONAL LIFE INSURANCE COMPANY OF NEW YORK consents to and adopts the following resolution:

RESOLVED, that the Charter of this Corporation, as heretofore amended, is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation shall be “National Integrity Life Insurance Company.”

ARTICLE II

PLACE OF PRINCIPAL OFFICE

The principal office of the corporation shall be located in the City, County and State of New York.

ARTICLE III

PURPOSES

The business to be transacted by the corporation shall be:  the following kinds of insurance business specified in Paragraphs 1, 2 and 3 of Subsection (a) of Section 1113 of the Insurance Law of the State of New York, and any amendments to such paragraphs or provisions in substitution therefore which may be hereafter adopted:

1. “Life insurance,” meaning every insurance upon the lives of human beings and every insurance appertaining thereto, including the granting of endowment benefits, additional benefits in the event of death by accident, additional benefits safeguarding the contract from lapse, or providing a special surrender value, upon total and permanent disability of the insured, and optional modes of settlement of proceeds.  Amounts paid the corporation for life insurance proceeds applied under optional modes of settlement or under dividend options may be allocated by the corporation to one or more separate accounts pursuant to Section 4240 of the Insurance Law of the State of New York.

2. “Annuities,” meaning all agreements to make periodical payments for a period certain or where the making or continuance of all or some of a series of such payments, or the amount of any such payment, depends upon the continuance of human life, except payments made under the authority of paragraph one.  Amounts paid to the corporation to provide annuities and proceeds applied under optional modes of settlement or under dividend options may be allocated by the corporation to one or more separate accounts pursuant to Section 4240 of the Insurance Law of the State of New York.

3. “Accident and health insurance,” meaning (a) insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to Article Nine of the Workers’ Compensation Law of the State of New York, except as specified in subparagraph (b) following; and (b) non-cancelable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury, (but excluding insurance solely against accidental injury) under any contract which does not give the corporation the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date;

together with such other kind or kinds of business to the extent necessarily or properly incidental to the kind or kinds of insurance business which the corporation is authorized to do.

The corporation shall also have all other rights, powers and privileges now or hereafter authorized or granted by the Insurance Law of the State of New York or any other law or laws of the State of New York to stock life insurance companies having power to do the kind or kinds of business hereinabove referred to and any and all other rights, powers and privileges of a corporation now or hereafter granted by the laws of the State of New York and not prohibited to such stock life insurance companies.

ARTICLE IV

EXERCISE OF CORPORATE POWERS

The corporate powers of the corporation shall be exercised by a Board of Directors, by committees thereof, and by such officers, employees and agents as may be empowered to do so by, or pursuant to the authorization of, the Board of Directors or any such committee.

ARTICLE V

BOARD OF DIRECTORS

The Board of Directors shall consist of not less than 13 (except for vacancies temporarily unfilled) nor more than 36 Directors, as may be determined from time to time by a vote of the Stockholders or of a majority of the entire Board

The Board of Directors shall have power to adopt by-laws, not inconsistent with this Charter and the laws of the State of New York, and to amend or repeal such by-laws, by vote of a majority of the entire Board.

Any Director may be removed by action of the Board of Directors for cause or by vote of the Stockholders with or without cause.

ARTICLE VI

ELECTION OF DIRECTORS AND OFFICERS

The Directors shall be elected annually by the Stockholders in the manner provided for in the by-laws.  Every Stockholder of record shall be entitled to one vote in person by proxy for each share of capital stock standing in his name on the record of Stockholders.

Newly created directorships resulting from an increase in the number of Directors and vacancies occurring in the Board of Directors for any reason except the removal of Directors without cause may be filled by vote of the Stockholders or of a majority of the Directors then in office, although less than a quorum exists.  Vacancies occurring in the Board by reason of the removal of Directors without cause may be filled by vote of the Stockholders or action of the Board.

Each Director shall be at least twenty-one years of age, and at all times a majority of the Directors shall be citizens and residents of the United States, and not less than three of the Directors shall be residents of the State of New York.

The officers shall be elected annually by the Board of Directors or appointed in the manner provided for in the by-laws.  Officers may also be elected or appointed and a vacancy in any office may be filled by the Board of Directors at any meeting.

ARTICLE VII

DURATION OF EXISTENCE

The duration of existence of the corporation shall be perpetual.

ARTICLE VIII

CAPITAL STOCK

The authorized capital of the corporation shall be Two Million Dollars ($2,000,000), consisting of Two Hundred Thousand (200,000) shares of capital stock having par value of Ten Dollars ($10) per share.

The holders of the capital stock shall be entitled to receive dividends in such amounts and at such times as is declared by the Board of Directors out of surplus applicable thereto under and pursuant to the laws of the State of New York.

THE EQUITABLE LIFE ASSURANCE
SOCIETY OF THE UNITED STATES

By:
President and
Chief Executive Officer

January 17, 1986

CERTIFICATE OF AMENDMENT

TO THE CHARTER

OF

NATIONAL INTEGRITY LIFE INSURANCE COMPANY

NATIONAL INTEGRITY LIFE INSURANCE COMPANY, a New York domestic stock life insurance corporation (the “Corporation”), in accordance with Section 805 of the Business Corporation Law of the State of New York, hereby certifies as follows:

1.     That the name of the Corporation is National Integrity Life Insurance Corporation.  The date of filing of its original Charter with the Insurance Department of the State of New York was November 22, 1968.

2.     That the Board of Directors of the Corporation pursuant to unanimous written consent dated May 25, 1999, and in accordance with Sections 708 and 803(a) of the Business Corporation Law of the State of New York, adopted the resolution set forth below proposing an amendment to the Charter of the Corporation (the “Amendment”), and further directing that the Amendment be submitted to the sole stockholder of the Corporation for its consideration and approval:

“RESOLVED, that the amendment to the Charter of the Corporation by deleting ARTICLE II of the Charter in its entirety and substituting in its place the following, is hereby, in all respects, approved and adopted:

ARTICLE II

EXERCISE OF CORPORATE POWERS

The principal office of the corporation shall be located in the City of Goshen, County of Orange, State of New York.”

3.     That the sole stockholder of the Corporation, by written consent dated June 8, 1999, approved and adopted the Amendment in accordance with Sections 615 and 803(a) of the Business Corporation Law of the State of New York.

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IN WITNESS WHEREOF, NATIONAL INTEGRITY LIFE INSURANCE COMPANY has caused this Certificate of Amendment to the Charter to be signed by Martin H. Ruby, its Chairman and Chief Executive Office, and attested by Patricia L. Tackett, its Secretary, this 8th day of June 1999.

NATIONAL INTEGRITY LIFE INSURANCE
COMPANY

		By:	/s/ Martin H. Ruby
Name: Martin H. Ruby
Title: Chairman and Chief Executive Officer

ATTEST:

By:	/s/ Patricia L. Tackett
Name:	Patricia L. Tackett
Title:	Secretary

[CORPORATE SEAL]